Exhibit 4.1(a)

PROTECTIVE LIFE INSURANCE COMPANY

2500 Westfield Drive

Elgin, IL 60123-7836

MERGER ENDORSEMENT CERTIFICATE

This is to certify that Chase Insurance Life and Annuity Company has been merged with and into Protective Life Insurance Company, pursuant to the terms of the Agreement and Plan of Merger dated September 1, 2006, by and among Chase Insurance Life and Annuity Company, Chase Insurance Life Company, and Protective Life Insurance Company (the “Merger”), and that pursuant to the Merger, the policy, previously issued or assumed by:

CHASE INSURANCE LIFE AND ANNUITY COMPANY

Has Now Been Assumed by Operation of Law by

PROTECTIVE LIFE INSURANCE COMPANY

in accordance with its terms and conditions as of April 1, 2007, provided the policy was in-force under its terms on that date. The policy is subject to all defenses and offsets available to Chase Insurance Life and Annuity Company on that date.

Protective Life Insurance Company will carry out the provisions of the policy and perform all obligations contained therein as fully as the same would or should have been performed by Chase Insurance Life and Annuity Company, conditioned upon the Insured or policyholder paying the premiums to Protective Life Insurance Company, in the same amount and at the time required by the terms of the policy and by complying with all terms and conditions thereof on his or her part.

All premiums falling due after April 1, 2007, should be paid to and all credits should be directed to Protective Life Insurance Company.

All policies of insurance outstanding against Chase Insurance Life and Annuity Company shall be assumed by Protective Life Insurance Company on the same terms and conditions as if such policies had continued in force with Chase Insurance Life and Annuity Company and Protective Life Insurance Company shall carry out the terms of such policy and be entitled to all the rights and privileges thereof and the reserves accumulating on such policy prior to the Merger.

FOR INFORMATION, CALL: (866) 874-4001

This Merger Endorsement has been signed on behalf of Protective Life Insurance Company by its President and attested by its Secretary.

/s/ John D. Johns	/s/ Deborah J. Long
John D. Johns	Deborah J. Long
President	Secretary

THIS ENDORSEMENT BECOMES A PART OF YOUR POLICY AND SHOULD BE ATTACHED TO YOUR POLICY